UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2006 (July 24, 2006)

The PBSJ Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30911	59-1494168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 West Cypress Street, Suite 200, Tampa, Florida 33607

(Address of principal executive office)

(813) 282-7275

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously announced, The PBSJ Corporation (the “Company”) has been conducting an investigation, with the assistance of independent legal counsel and accounting advisors, of certain accounting irregularities and misappropriation of Company assets. Due to the misappropriation of assets, the Company’s overhead rate has been incorrectly stated. Following discovery, the Company notified its major clients and the Company was temporarily suspended from contracting to perform new services for the Texas Department of Transportation (“TxDOT”). On July 24, 2006, the Company and TxDOT entered into a release and settlement agreement pursuant to which the Company was released from all claims TxDOT had against it related to the overstated overhead rate in exchange for a one time payment of approximately $5.3 million. In connection with the settlement, the TxDOT suspension was lifted and the Company may compete for new TxDOT work on the same terms as other companies.

In the course of the Company’s investigation of the accounting irregularities and misappropriation, it was determined that there were possible irregularities relating to past political contributions by certain employees and the Company. The United States Attorney’s Office for the Southern District of Florida (Miami) and the Federal Bureau of Investigations are now conducting an investigation into this matter. The Company is fully cooperating with the investigation.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

The PBSJ Corporation

By:	/s/ John B. Zumwalt, III
Name:	John B. Zumwalt, III
Title:	Chairman and CEO